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                                                                    EXHIBIT 10.1






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                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 PROLIGO L.L.C.

                           DATED AS OF AUGUST 15, 1998

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                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS                                                                       2
        Section 1.1.   DEFINITIONS ..........................................................2
        Section 1.2.   USAGE GENERALLY; INTERPRETATION.......................................6
ARTICLE II. ORGANIZATIONAL AND OTHER MATTERS; MEMBERSHIP                                     7
        Section 2.1.   FORMATION; ADMISSION..................................................7
        Section 2.2.   NAME .................................................................7
        Section 2.3.   BUSINESS PURPOSE......................................................7
        Section 2.4.   OFFICES ..............................................................7
        Section 2.5.   TERM .................................................................7
        Section 2.6.   MEMBERS ..............................................................7
        Section 2.7.   PLACE OF MEMBERS' MEETINGS............................................7
        Section 2.8.   MEETINGS .............................................................8
        Section 2.9.   TELEPHONIC MEETINGS...................................................8
        Section 2.10.  NOTICE OF MEETINGS....................................................8
        Section 2.11.  WAIVERS ..............................................................8
        Section 2.12.  QUORUM ...............................................................8
        Section 2.13.  PROXIES ..............................................................8
        Section 2.14.  VOTING POWER..........................................................9
        Section 2.15.  WRITTEN CONSENT.......................................................9
        Section 2.16.  WITHDRAWAL OF NEXSTAR.................................................9
ARTICLE III. BOARD OF MANAGERS; POWERS; VOTING; MEETINGS                                     9
        Section 3.1.   BOARD OF MANAGERS.....................................................9
        Section 3.2.   ELECTION AND TERM OF MANAGERS; COMMITTEE MEMBERS.....................10
        Section 3.3.   VACANCIES ...........................................................10
        Section 3.4.   REMOVAL OF MANAGERS AND COMMITTEE MEMBERS............................10
        Section 3.5.   RESIGNATION .........................................................10
        Section 3.6.   PLACE OF MEETINGS....................................................11
        Section 3.7.   MEETINGS ............................................................11
        Section 3.8.   TELEPHONIC MEETINGS..................................................11
        Section 3.9.   NOTICE OF MEETINGS...................................................11
        Section 3.10.  WAIVERS .............................................................11
        Section 3.11.  QUORUM; BOARD ACTION.................................................11
        Section 3.12.  PROXIES .............................................................12
        Section 3.13.  VOTING POWER.........................................................12
        Section 3.14.  WRITTEN CONSENT......................................................12
        Section 3.15.  COMMITTEES ..........................................................12
        Section 3.16.  COMPENSATION.........................................................13
ARTICLE IV. OFFICERS AND EMPLOYEES                                                          13
        Section 4.1.   CHIEF EXECUTIVE OFFICER; ELECTION; TERM..............................13
        Section 4.2.   OTHER OFFICERS AND EMPLOYEES.........................................13
        Section 4.3.   REMOVAL OF OFFICERS AND EMPLOYEES; RESIGNATION.......................13
        Section 4.4.   DUTIES; POWERS.......................................................13
        Section 4.5.   MANAGEMENT POLICIES; MEETINGS WITH MANAGEMENT COMMITTEE..............14
        Section 4.6.   RESTRICTED ACTIVITIES................................................14
ARTICLE V. FINANCE                                                                          14
        Section 5.1.   INITIAL CAPITAL CONTRIBUTIONS........................................14
        Section 5.2.   ADDITIONAL CAPITAL CONTRIBUTIONS.....................................14
        Section 5.3.   SKW CREDIT AGREEMENT.................................................14

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        Section 5.4.    MEMBERS' CAPITAL ACCOUNTS...........................................15
        Section 5.5.    PROFITS/LOSSES......................................................16
        Section 5.6.    BANKING; INVESTMENTS................................................18
        Section 5.7.    DISTRIBUTIONS.......................................................18
        Section 5.8.    RETURN OF CONTRIBUTION..............................................18
        Section 5.9.    BUDGET; BUSINESS PLAN...............................................18
        Section 5.10.   LOANS FROM AFFILIATES; CONTRACTS WITH AFFILIATES....................19
ARTICLE VI. ACCOUNTING; TAX MATTERS                                                         19
        SECTION 6.1.    BOOKS; FISCAL YEAR..................................................19
        SECTION 6.2.    REPORTS ............................................................19
        Section 6.3.    COMPANY INFORMATION.................................................20
        Section 6.4.    RECORDS ............................................................20
        Section 6.5.    TAX CHARACTERIZATION................................................21
        Section 6.6.    TAX RETURNS ........................................................21
        Section 6.7.    TAX MATTERS PARTNER.................................................21
        Section 6.8.    TAX ELECTIONS.......................................................22
ARTICLE VII. TRANSFERS                                                                      22
        Section 7.1.    PROHIBITED TRANSFERS................................................22
        Section 7.2.    TRANSFERS TO AFFILIATES.............................................22
        Section 7.3.    TRANSFER OF NXSUB MEMBERSHIP INTEREST...............................23
        Section 7.4.    RIGHTS OF FIRST REFUSAL.............................................24
        Section 7.5.    NXSUB TAG-ALONG RIGHTS..............................................26
ARTICLE VIII. SKW PURCHASE OPTIONS                                                          26
        Section 8.1.    BUY/SELL OPTION.....................................................26
        Section 8.2.    CLOSING DELIVERIES..................................................30
ARTICLE IX. LIMITED LIABILITY; INDEMNIFICATION                                              30
        Section 9.1.    LIMITED LIABILITY...................................................30
        Section 9.2.    INDEMNIFICATION.....................................................30
ARTICLE X. DISSOLUTION; LIQUIDATION                                                         32
        Section 10.1.   DISSOLUTION.........................................................32
        Section 10.2.   WITHDRAWAL OF MEMBERS...............................................32
        Section 10.3.   DISTRIBUTION UPON DISSOLUTION.......................................32
        Section 10.4.   TIME FOR LIQUIDATION................................................33
        Section 10.5.   WINDING UP AND FILING ARTICLES OF CANCELLATION......................33
ARTICLE XI. MEMBERSHIP INTERESTS; CERTIFICATES                                              33
        Section 11.1.   CERTIFICATES........................................................33
        Section 11.2.   LOST OR DESTROYED CERTIFICATES......................................34
        Section 11.3.   TRANSFER OF MEMBERSHIP INTERESTS....................................34
        Section 11.4.   REGULATIONS.........................................................34
        Section 11.5.   REGISTERED MEMBERS..................................................34
ARTICLE XII. MISCELLANEOUS                                                                  35
        Section 12.1.   SEVERABILITY........................................................35
        Section 12.2.   NOTICES ............................................................35
        Section 12.3.   CAPTIONS ...........................................................36
        Section 12.4.   ENTIRE AGREEMENT....................................................36
        Section 12.5.   COUNTERPARTS........................................................36
        Section 12.6.   AMENDMENTS; WAIVER..................................................36
        Section 12.7.   FURTHER ASSURANCES..................................................37
        Section 12.8.   GOVERNING LAW.......................................................37
        Section 12.9.   THIRD PARTY BENEFICIARY.............................................37
        Section 12.10.  ASSIGNMENT..........................................................37
        Section 12.11.  SUCCESSORS AND ASSIGNS..............................................37

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        Section 12.12.  RELATIONSHIP........................................................37
        Section 12.13.  CONSENT TO JURISDICTION.............................................37
        Section 12.14.  EQUITABLE REMEDIES..................................................37
        Section 12.15.  FEES AND EXPENSES...................................................38

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                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 PROLIGO L.L.C.


        THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of PROLIGO L.L.C., a Delaware Limited Liability Company (the "Company"), is made and entered into as of this 15th day of August, 1998, by and among NeXstar Pharmaceuticals International, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 2860 Wilderness Place, Boulder, CO 80301 ("NXSUB"), SKW Americas, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 23700 Chagrin Boulevard, Cleveland, OH 44122-5554,("SKW") and NeXstar Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 2860 Wilderness Place, Boulder, CO 80301 ("NeXstar").

        WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Law (6 Del. C. Section 18-101, et seq., as it may be amended from time to time, or any successor statute (the "LLCL")) by the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on July 27, 1998;

        WHEREAS, NeXstar has contributed the assets constituting its NeXstar Technology Products Division to the Company;

        WHEREAS, pursuant to a Purchase Agreement, dated as of the date hereof, among the Company, NeXstar, and SKW, SKW has purchased 51% of NeXstar's Membership Interest in the Company (the "Purchase Agreement");

        WHEREAS, NeXstar has contributed the remaining 49% of its Membership Interest in the Company to NXSUB; and

        WHEREAS, the parties hereto desire to amend and restate the Limited Liability Company Agreement (the "Original Agreement") of the Company, dated as of July 27, 1998, executed by NeXstar, to provide for the withdrawal of NeXstar, and the admission of SKW and NXSUB as Members and to establish herein the respective rights and obligations of NXSUB and SKW with respect to the Company;

        NOW, THEREFORE, in consideration of the conditions and provisions contained herein, NeXstar, NXSUB and SKW hereby agree as follows:

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                                   ARTICLE I.

                                   DEFINITIONS

         Section 1.1. DEFINITIONS. The following terms shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

         "Affiliate" of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        "Bankruptcy" of a Member shall mean (a) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of his debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal, foreign or state insolvency law, or a Member's filing of an answer consenting to or acquiescing in any such petition; (b) the making by a Member of any assignment for the benefit of its creditors or the admission by a Member in writing of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, foreign or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

        "Book Value" shall mean, except as set forth below, the adjusted basis of any Company asset for federal income tax purposes. The initial Book Value of any assets contributed by a Member to the Company shall be the gross fair market value of such assets at the time of such contribution. The Book Values of all of the Company's assets may be adjusted by the Company to equal their respective gross fair market values, as determined by the Members, as of the following times: (a) the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company from the Company; (b) the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such Member's interest in the Company; (c) the termination of the Company for federal income tax purposes pursuant to section 708(b)(1)(B) of the Code; and (d) such other


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times as determined by the Members. The Book Value of a Company asset shall be adjusted for the depreciation and amortization of such asset taken into account in computing Net Profits and Net Losses and for Company expenditures and transactions that increase or decrease the asset's Federal income tax basis.

        "Budget" shall mean the annual statement of projected expenses, revenue and capital requirements of the Company.

        "Business" shall mean the business of supplying the pharmaceutical and biopharmaceutical industry, including NeXstar, with nucleic acid and peptide synthesis products for sale and use as laboratory research reagents and in therapeutic and diagnostic products in clinical trials and to ultimately serve the expected opportunity in therapeutic products and diagnostic products based upon oligonucleotides or their analogues when such products have been approved and are commercialized.

        "Business Day" shall mean any day, other than a Saturday or Sunday, on which federally chartered banks in the United States are open for business.

        "Business Plan" shall mean a five-year business plan for the Company setting forth a statement of projected expenses, revenue and capital requirements of the Company over such period.

        "Certificate of Formation" means the Certificate of Formation of the Company filed on July 27, 1998 with the Secretary of State of the State of Delaware pursuant to the LLCL, as such Certificate of Formation may be amended or restated from time to time.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Credit Agreement" shall mean the Credit Agreement, dated the date hereof, between SKW and the Company.

         "Distributable Cash" shall mean the excess of the Company's positive cash flow on a consolidated basis over the Company's consolidated working capital needs as determined in U.S. dollars in accordance with GAAP. The Company's positive cash flow on a consolidated basis shall mean the excess of consolidated cash receipts (excluding the proceeds of any borrowing by the Company or any subsidiary thereof) over consolidated cash disbursements for any given period. The Company's working capital needs shall be determined in good faith by the Board and shall include, but not be limited to, reasonable reserves for current and future operating expenses, debt service, business expansion and acquisitions, contingencies and emergencies.

        "Encumbrance" shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer, voting agreement, adverse claim or encumbrance or charge of any kind (including any

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agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

        "Fiscal Year" of the Company shall mean the twelve (12) month period ending December 31 in each year.

        "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

        "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Union), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory authority thereunder and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

        "Majority in Interest of the Members" means, at any time, Members owning a majority of all of the outstanding Membership Interests in the Company.

        "Member" shall mean at anytime NXSUB and SKW if at such time they have a Membership Interest in the Company and any Person who at such time has a Membership Interest in the Company.

        "Member-Funded Debt" shall mean any non-recourse debt of the Company which is loaned or guaranteed by any Member and/or is treated as "partner non-recourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations.

        "Membership Interest" shall mean a Member's entire interest in the Company, including, but not limited to, (i) the Percentage Interest now or hereafter owned by it; (ii) its share in any Net Income, Net Loss and any distributions of the Company; and (iii) its right to participate in the management of the Company or any other decision of the Members pursuant to this Agreement.

        "Minimum Gain" shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable ("non-recourse debt"), secured by any property of the Company over the adjusted basis of such Property which represents the minimum taxable gain which would be recognized by the Company if the non-recourse debt were foreclosed upon and the property was transferred to the creditor in satisfaction thereof, and which is referred to as "minimum gain" in Section 1.704-1(b)(4)(iv) of the Treasury Regulations. A Member's share of Minimum Gain shall be determined pursuant to the above-cited Treasury Regulations.


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        "Net Profits" and "Net Losses" shall mean the income and loss of the
Company as determined in accordance with the accounting methods followed by the Company for Federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B), treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B) and treating as an item of gain (or loss) the excess (deficit), if any, of the fair market value of distributed property over (under) its Book Value. Depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their Book Value rather than to their adjusted basis.

        "NXSUB Change of Control" shall mean the occurrence of (i) a consolidation or merger of NeXstar with or into another company, as a result of which the holders of NeXstar's voting securities prior to the transaction do not hold more than 50% of the voting securities of the surviving corporation following consummation of the transaction; (ii) a sale, transfer or disposition of (x) all or substantially all of the voting securities, business or assets of NeXstar to any single purchaser or group of persons affiliated with a single purchaser or (y) NXSUB by NeXstar other than to an Affiliate.

        "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as set forth on Schedule I hereto as each such percentage may be adjusted from time to time by the Members by mutual consent or upon any Transfer by a Member.

        "Permitted Encumbrances" shall mean as of a particular date (i) Encumbrances reflected in the financial statements of the Company (including, but not limited to, purchase money liens which are not overdue as of a particular date or which are being contested in good faith), (ii) Encumbrances arising out of contracts entered into in the ordinary course of the Business,
(iii) mechanics', materialmen's or similar inchoate liens relating to liabilities not yet due and payable and (iv) liens for current taxes not yet delinquent, to the extent the validity thereof is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such liens and where adequate reserves are established and maintained in accordance with GAAP.

        "PerSeptive Biosystems" shall mean PerSeptive Biosystems GmbH-Hamburg.

        "Person" shall mean an individual, sole proprietorship, corporation, partnership, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or a Governmental Body.

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        "Prime Rate" for any period shall mean the interest rate for such period as announced by Citibank N.A. (or its successors) at its principal office in New York City as its base rate for loans.

        "Purchase Agreement" shall mean the Purchase Agreement by and among NeXstar, SKW and the Company, dated as of the date hereof.

        "Supply Agreement" shall mean the Supply Agreement, dated as of the date hereof, by and between the Company and NeXstar.

        "Transfer" shall mean any sale, assignment, conveyance, transfer, donation or any other means to dispose of, or pledge, hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer any Encumbrance of any interest in the Company (whether profits, management or Percentage Interest).

        "Transition Services Agreement" shall mean the Transition Services Agreement, dated as of the date hereof, by and between the Company and NeXstar.

        "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury under the Code.

         Section 1.2. USAGE GENERALLY; INTERPRETATION. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context otherwise requires. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the LLCL, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the LLCL or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the LLCL, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the LLCL. In the event the LLCL is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such



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provision shall be considered to be valid from the effective date of such interpretation or amendment.

                                   ARTICLE II.

                  ORGANIZATIONAL AND OTHER MATTERS; MEMBERSHIP

         Section 2.1. FORMATION; ADMISSION. The Company was formed as a limited liability company under the provisions of the LLCL by the filing on July 27, 1998 of the Certificate of Formation with the Secretary of State of the State of Delaware. Each of the Persons listed on Schedule I hereto, by virtue of the execution of this Agreement, are being admitted to the Company as a Member. The rights and liabilities of the Members shall be as provided in the LLCL, except as is otherwise expressly provided herein. This Agreement hereby amends and restates the Original Agreement in its entirety.

        Section 2.2. NAME. The name of the Company shall be, and the business of the Company shall be conducted under the name of, Proligo L.L.C.

        Section 2.3. BUSINESS PURPOSE. The purpose of the Company is to engage in the Business or such other business as determined by the Board in accordance with Section 3.11(b).

        Section 2.4. OFFICES. The Company's principal office shall be located at 2830 Wilderness Place, Boulder, CO 80301. The Company may have other offices at such other places within or without the State of Colorado as the Board (as hereinafter defined) from time to time may select.

        Section 2.5. TERM. The Company commenced on the date of the filing of the Certificate of Formation, and the term of the Company shall continue until the close of business on August 2, 2028, or until the earlier dissolution of the Company in accordance with the provisions of ARTICLE X hereof or as otherwise provided by law.

        Section 2.6. MEMBERS. The Members of the Company as of the date of this Agreement are NXSUB and SKW. Subject to the prior written consent of all Members, a new Person may be admitted from time to time as a Member; provided, however, that each such new Member shall execute an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. Admission of a new Member shall not be cause for the dissolution of the Company.

        Section 2.7. PLACE OF MEMBERS' MEETINGS. Meetings of the Members (each, a "Members' Meeting") shall be held at the principal office of the Company, or at such other place as the Members shall mutually agree.

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         Section 2.8. MEETINGS. A Members' Meeting may be called by any Member for any matter which is appropriate for consideration thereat. Members' Meetings shall be held from time to time, but no fewer than once in each calendar year.

         Section 2.9. TELEPHONIC MEETINGS. Members' Meetings may be held through the use of conference telephone or similar communications equipment so long as all persons participating in such Members' Meetings can hear one another at the time of such Members' Meeting. Participation in Members' Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members' Meeting.

         Section 2.10. NOTICE OF MEETINGS. Written notice of each Members' Meeting shall state the place, date and hour of such Members' Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 12.2 hereof not fewer than ten (10) days nor more than three (3) months before the date thereof.

         Section 2.11. WAIVERS. Notice of a Members' Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members' Meeting. The attendance of any Member at a Members' Meeting, in person or by proxy, without protesting prior to the conclusion of such Members' Meeting the lack of notice of such Members' Meeting, shall constitute a waiver of notice by such Member, provided that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

         Section 2.12. QUORUM. A Majority in Interest of the Members shall constitute a quorum at a Members' Meeting for the transaction of any business; provided, however, that in order to constitute a quorum, each of the Members must be represented in person or by proxy; provided, further, that if the failure of a Member to attend two consecutive Members' Meetings duly called in accordance with Section 2.10 hereof, after proper notice of such meetings, results in the failure to reach the necessary quorum at such meetings to conduct business as provided above, then the presence of such Member shall not be required to constitute a quorum at such second meeting. A Majority in Interest of the Members present may adjourn the Members' Meeting, whether or not a quorum is present. An adjournment may include notice of the date, hour and place that the Members shall reconvene. Notice of the adjournment (with the new date, time and place) shall be given to all Members who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Members' Meeting, to the other Members.

         Section 2.13. PROXIES. Every Member entitled to vote at a Members' Meeting may authorize another person or persons to act for it by proxy. Every proxy must be signed by the Member or his attorney-in-fact. No proxy shall be valid after the expiration



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of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable in writing at the pleasure of the Member executing it.

         Section 2.14. VOTING POWER. Each Member shall be entitled to vote in proportion to such Member's Percentage Interest.

         Section 2.15. WRITTEN CONSENT. Any action required or permitted to be taken at any Members' Meeting may be taken without a meeting if all Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.

         Section 2.16. WITHDRAWAL OF NEXSTAR. Contemporaneously with the execution of this Agreement (and the admission of SKW as a Member), NeXstar is hereby withdrawing as a Member of the Company and SKW and NXSUB are succeeding to the Capital Account of NeXstar and shall have initial Capital Accounts as set forth in Section 5.4 hereof and Schedule I hereto.

                                  ARTICLE III.

                   BOARD OF MANAGERS; POWERS; VOTING; MEETINGS

         Section 3.1. BOARD OF MANAGERS.

               (a) The business, property and affairs of the Company shall be managed under the direction of the Board of Managers (the "Board") consisting of five (5) Managers (the "Managers").

               (b) Without limiting the foregoing provisions of this Section 3.1, the Managers shall have the general power to manage or cause the management of the Company within the scope of the business purpose set forth in Section 2.3, including, without limitation, the following powers which may, subject to any limitations set forth in this Agreement(including those set forth in Section 3.11(b) and 4.6), be delegated to the officers of the Company:

                      (i) To have developed and prepared a Budget each year which will set forth the operating goals and plans for the Company;

                      (ii) To execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents in the ordinary course of business on behalf of the Company;

                      (iii) To employ, retain, consult with and dismiss such personnel as may be required for accomplishment of the business purpose set forth in Section 2.3;

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                      (iv) To establish and enforce limits of authority and
internal controls with respect to all personnel and functions;

                      (v) To engage attorneys, consultants and accountants for the Company;

                      (vi) To develop or cause to be developed accounting procedures for the maintenance of the Company's books of account;

                      (vii) To appoint auditors; and

                      (viii) To do all such other acts as shall be specifically authorized in this Agreement or by the Members in writing from time to time.

         Section 3.2. ELECTION AND TERM OF MANAGERS; COMMITTEE MEMBERS. SKW shall be entitled to designate three (3) Managers and NXSUB shall be entitled to designate two (2) Managers. Each of SKW and NXSUB hereby agrees to vote its respective Membership Interests and take whatever action may be necessary in respect of its Membership Interest to cause the election or removal of all such designees as contemplated by this Article III. Each Member who is entitled to designate a Manager or Committee Member pursuant to Section 3.15 hereof, shall have the authority to designate a successor to that Manager or Committee Member should such Manager or Committee Member resign, be removed or otherwise no longer be a Manager or Committee Member of the Company. In addition, at the request of a Member who desires to remove a Manager or Committee Member designated by such Member and designate a successor Manager or Committee Member, the Members agree to take all necessary action to remove such Manager or Committee Member and appoint the successor Manager or Committee Member. The initial Board shall be constituted as set forth on Schedule 3.2.

         Section 3.3. VACANCIES. Vacancies occurring on the Board or any Committee thereof, for any reason shall be filled by the Member which appointed the Manager whose resignation, death or removal caused such vacancy.

         Section 3.4. REMOVAL OF MANAGERS AND COMMITTEE MEMBERS. A Manager or Committee Member may be removed at any time for any reason by the Member which appointed such Manager or Committee Member.

         Section 3.5. RESIGNATION. A Manager or Committee Member may resign at any time by giving written notice to the Members and the Company. Unless otherwise specified in such notice or consent, the resignation shall take effect upon receipt of such notice by all of the Members.

         Section 3.6. PLACE OF MEETINGS. Unless otherwise agreed by each of the Members or each Committee Member in the case of a Committee Meeting (as hereinafter defined), Meetings of the Board (each, a "Board Meeting") and any committees thereof ("Committee Meetings") shall be held at the principal office of the Company.

         Section 3.7. MEETINGS. A Board Meeting may be called by any Manager or by the Chief Executive Officer. Board Meetings shall be held from time to time, but no fewer than once in any calendar quarter. Committee Meetings may be called by a member thereof, or by the Board or by the Chief Executive Officer.

         Section 3.8. TELEPHONIC MEETINGS. Board Meetings and Committee Meetings may be held through the use of conference telephone or similar communications equipment so long as all persons participating in such Board Meetings and Committee Meetings can hear one another at the time of such Board Meeting or Committee Meeting. Participation in such Board Meeting or Committee Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Board Meeting or Committee Meeting.

         Section 3.9. NOTICE OF MEETINGS. Written notice of each Board Meeting and Committee Meeting shall state the place, date and hour of such Board Meeting or Committee Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 12.2 hereof to each of the Managers and the Members at the addresses set forth therein and, in the case of the Managers, to their addresses appearing on the records of the Company and not fewer than ten (10) days (provided that in case of an economic emergency, the notice period may be reduced to three (3) business days at the request of a Member) nor more than three (3) months before the date thereof.

         Section 3.10. WAIVERS. Notice of a Board Meeting need not be given to any Manager or Committee Member who signs a waiver of notice, in person or by proxy, whether before or after the Board Meeting or Committee Meeting. The attendance of any Manager or Committee Member at a Board Meeting or Committee Meeting, in person or by proxy, without protesting prior to the conclusion of such Board Meeting or Committee Meeting the lack of notice of such Board Meeting or Committee Meeting, shall constitute a waiver of notice by such Manager or Committee Member, provided that such Manager or Committee Member has been given an adequate opportunity at the meeting to protest such lack of notice.

         Section 3.11.  QUORUM; BOARD ACTION.

               (a) A majority of the Managers shall constitute a quorum at a Board Meeting for the transaction of any business. A majority of the Managers present may adjourn the Board Meeting, whether or not a quorum is present. An adjournment may include notice of the date, hour and place that the Members shall reconvene. Notice of the adjournment (with the new date, time and place) shall be given to all Managers who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Board Meeting, to the other Managers. Except as otherwise expressly provided in this Agreement, the vote of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board. The Board shall keep a written record of its proceedings.

               (b) Without the prior affirmative unanimous vote of all of the Managers then in office, the Company shall not, and shall not permit any subsidiary to, and no officer, employee or agent of the Company or any subsidiary thereof shall, take any of the actions specified in Schedule 3.11(b).

               (c) If the Board is unable to resolve any material matter subject to approval under Section 3.11(b), the matter shall be referred to the Chief Executive Officers of NeXstar and SKW for resolution, which resolution shall be final and binding on the Members.

         Section 3.12. PROXIES. Every Manager entitled to vote at a Board Meeting or a Committee Meeting may authorize another person or persons to act for him by proxy. Every proxy must be signed by the Manager or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable in writing at the pleasure of the Manager executing it.

         Section 3.13. VOTING POWER. Each Manager of record shall be entitled to one vote.

         Section 3.14. WRITTEN CONSENT. Any action required or permitted to be taken at any Board Meeting or Committee Meeting may be taken without a meeting if all Managers or Committee Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings of the Board or Committee.

         Section 3.15. COMMITTEES. The Board may, by resolution passed by a majority of the whole Board, designate two or more of their number to constitute committees of the Board to hold office at the pleasure of the Board; provided, however, that each such committee shall have at least one member (a "Committee Member") designated by SKW and one member designated by NXSUB. Any person ceasing to be a Manager shall ipso facto cease to be a member of each Committee of which they were a member. A majority of the members of a committee shall constitute a quorum; provided at least one Committee Member designated by SKW and one Committee Member designated by NXSUB are present. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such. A Committee may act on such matters as authorized by the Board; provided, however, a Committee may not act on any matter requiring unanimous Board approval.

         Section 3.16. COMPENSATION. No Manager rendering services to the Company shall be entitled to compensation for services rendered in his capacity as a Manager or Committee Member. Each Member shall be responsible for the compensation and expenses of its representatives on the Board or any committee thereof.


                                   ARTICLE IV.

                             OFFICERS AND EMPLOYEES

         Section 4.1. CHIEF EXECUTIVE OFFICER; ELECTION; TERM. The Board may elect or appoint a Chief Executive Officer from time to time, who shall have such duties, powers and functions as hereinafter provided and whose term shall be as determined by the Board from time to time.

         Section 4.2. OTHER OFFICERS AND EMPLOYEES. In addition to the Chief Executive Officer, the Board may appoint such other officers as they may from time to time determine to be appropriate.

         Section 4.3. REMOVAL OF OFFICERS AND EMPLOYEES; RESIGNATION. Any person serving as Chief Executive Officer or any other officer or employee appointed, hired or otherwise approved by the Board shall cease to serve in such position upon the written notification at any time by the Board. Any officer or employee hired by the Company without requirement of approval by the Board may be dismissed at any time by the Chief Executive Officer. The Chief Executive Officer may resign by giving written notice to the Board. Unless otherwise specified in such notice, the resignation shall take effect upon the receipt of such notice by the Board, and the acceptance of the resignation shall not be necessary to make it effective.

         Section 4.4. DUTIES; POWERS. The Chief Executive Officer shall implement all orders and resolutions of the Board. Subject to the terms and conditions of this Agreement, including without limitation Sections 3.11(b) and 4.6, and except as may be limited from time to time by the Board, the Chief Executive Officer shall manage the affairs of the Company and shall be authorized on the Company's behalf to make all management decisions in the ordinary course of the Company's business, including, without limitation, the decisions relating to the employment, hiring and termination of employees, as well as the execution and delivery of (i) all contracts and documents covering or affecting the Company's assets; (ii) all checks, drafts and other orders for the payment from the Company's funds; (iii) all promissory notes, loans, security agreements and other similar documents; and (iv) all other instruments of any other kind relating to the Company's affairs whether like or unlike the foregoing.

         Section 4.5. MANAGEMENT POLICIES; MEETINGS WITH MANAGEMENT COMMITTEE.
(a) The Chief Executive Officer and other officers and employees of the Company shall develop and implement management policies consistent with the general policies and programs established by the Board.

               (b) Unless otherwise specifically requested by the Board, the Chief Executive Officer shall attend all meetings of the Board. The Board may also request any other Person (including officers and employees of the Company) to attend any meeting of the Board.

         Section 4.6. RESTRICTED ACTIVITIES. Without the prior approval of the Board, the Company shall not, and shall not permit any subsidiary to, and no officer, employee or agent of the Company or any subsidiary thereof shall, take any actions specified in Schedule 4.6.

                                   ARTICLE V.

                                     FINANCE

         Section 5.1. INITIAL CAPITAL CONTRIBUTIONS. (a) The Members have made capital contributions in the amounts specified opposite their respective names on Schedule I hereto, including cash and certain other assets all as set forth on Schedule I hereto.

               (b) To the extent the acquisition of PerSeptive Biosystems by SKW or an Affiliate thereof is consummated, the members shall contribute to the capital of the Company all of the shares of capital stock of PerSeptive Biosystems in the manner contemplated by, and as set forth in, the Purchase Agreement and on Schedule I hereto.

         Section 5.2. ADDITIONAL CAPITAL CONTRIBUTIONS. No Member shall be required or permitted to make additional capital contributions to the Company without the consent of all of the Members; provided, however, that if at any time the Members shall jointly agree in writing that the Company requires additional funds for or in respect of the business of the Company or any of its obligations or expenses, or one or more persons are admitted to the Company as new members, funds shall be contributed to the capital of the Company, in such amounts and upon such terms and conditions as may then be agreed upon.

         Section 5.3. SKW CREDIT AGREEMENT. Notwithstanding anything to the contrary contained in Section 5.2, contemporaneously with the execution and delivery of this Agreement, SKW shall execute and deliver to the Company, and

NXSUB and SKW shall cause the Company to execute and deliver to SKW, the Credit Agreement in the form of Exhibit A hereto, pursuant to which the Company may borrow funds from SKW in accordance with the terms and conditions thereof. Upon the request of NXSUB, the Company shall be permitted and required to prepay any amounts owing under the Credit Agreement.

         Section 5.4. MEMBERS' CAPITAL ACCOUNTS. No Member shall have any right to withdraw any portion of its Capital Account, except as otherwise provided herein. For purposes hereof, "Capital Account" shall mean the separate capital account maintained for each Member in accordance with Treasury Regulations (as hereinafter defined) Section 1.704-1(b), as of any particular date. Each Member's Capital Account initially shall be equal to such Member's initial capital contribution, as set forth on Schedule I attached hereto (except as otherwise set forth therein) and thereafter shall be adjusted as follows:

                  (a) The Capital Account of each Member shall be increased by:

                           (i) The amount of any Net Profits, allocated on or
after the date hereof to such Member;

                           (ii) The amount, if any, of any Company liabilities
assumed by such Member or taken subject to in connection with the distribution of property to such Member by the Company on or after the date hereof;

                           (iii) the amount of any cash contributed by the
Member to the Company; and

                           (iv) The fair market value of property contributed to
the Company by such Member on or after the date hereof.

                  (b) The Capital Account of each Member shall be decreased by:

                           (i) The amount of cash distributed to such Member by
the Company on or after the date hereof;

                           (ii) The amount of any Net Losses allocated to such
Member on or after the date hereof;

                           (iii) The fair market value of any property
distributed to such Member by the Company on or after the date hereof; and

                           (iv) The amount of any liabilities of such Member
assumed by the Company or taken subject to in connection with the contribution of property by such Member to the Company on or after the date hereof.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.


         Section 5.5.  PROFITS/LOSSES.

               (a) Allocation of Income and Loss. (i) Net Profits shall be allocated among the Members in proportion to their Percentage Interests.

               (ii) Net Losses shall be allocated among the Members in proportion to their Percentage Interests.

               (b) Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

               (c) When the Book Value of a Company asset differs from its basis for Federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit shall be allocated among the Members under the traditional method with curative allocations under Treasury Regulation Section 1.704-3(c).

               (d) Determinations by the Members. All matters concerning the allocation of Net Income and Net Loss among the Members, tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided by the terms of this Agreement, shall be determined in good faith by the Members, and on a basis which is in conformity with the requirements imposed under Code Section 704 and the Treasury Regulations thereunder as equitably applied among the Members.

               (e) Interest. Except for interest payable under the Credit Agreement or pursuant to Member loans permitted to be made hereunder, no interest shall be paid by the Company on capital contributions, balances in Member's Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

               (f) Minimum Gain Chargeback. Notwithstanding the allocations provided for in Section 5.5(a), (b), (c), (d) or (e), if there is a net decrease in Minimum Gain during a taxable year of the Company (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, before any other allocations of Net Profits or Net Losses for such year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions described in Section 1.704-2(f) of the Treasury Regulations.

               (g) Qualified Income Offset. Notwithstanding the allocations provided for in Section 5.5(a), (b), (c), (d) or (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase a deficit Capital Account balance in such Member's Capital Account as of the end of the taxable year to which such allocation relates, after taking into account any adjustment, allocation or distribution described in Section l.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, and if any such adjustment, allocation or distribution unexpectedly occurs, the Members shall be allocated items of income and gain in an amount and manner to eliminate any Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 5.5(g), there shall be excluded from a Member's deficit Capital Account balance at the end of a taxable year of the Company (x) such Member's share, determined in accordance with Section 704(b) of the Code and Section 1.704-2(g) of the Treasury Regulations, of Minimum Gain (provided that in the case of Minimum Gain attributable to Member-Funded Debt, such Minimum Gain shall be allocated only to the Member or Members to which such debt is attributable pursuant to Section 1.704-2(i) of the Treasury Regulations); (y) the amount of any loans (other than Member-Funded Debt) for which such Member is personally liable (whether as a result of a guarantee or otherwise); and (z) the amount such Member is obligated to restore to the Company under Section 1.704-l(b)(2)(ii) of the Treasury Regulations.

               (h) Member-Funded Debt. Notwithstanding the allocations provided for in Section 5.5(a), (b), (c), (d) or (e), if there is a net increase in Minimum Gain during a taxable year of the Company that is attributable to Member-Funded Debt then, first depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member, provided that, the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

               (i) Regulatory Allocations. The allocations set forth in Sections 5.4(f), (g) and (h) (the "Regulatory Allocations") are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been made.

         Section 5.6. BANKING; INVESTMENTS. All funds of the Company shall be deposited in such bank account or accounts, or invested, and withdrawals from any such bank account shall be made upon such signature or signatures, as shall be established and designated by the Board.

         Section 5.7.  DISTRIBUTIONS.

               (a) Except as otherwise required by law or provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Account without the consent of all the other Members.

               (b) The Company shall, within ninety (90) days after the end of each Fiscal Year (the "Distribution Period") apply Distributable Cash as of the date of the proposed distribution, in the following order of priority:

                           (i) First, the Company shall distribute to each
Member an amount equal to fifty percent (50%) of the taxable income of the Company (for Federal income tax purposes) multiplied by the Percentage Interest of such Member, but not in excess of Distributable Cash;

                           (ii) Second, if there is any Distributable Cash
remaining and if there is any outstanding principal under the Credit Agreement, the Company shall pay to SKW an amount equal to such outstanding principal; and

                           (iii) Third, if there is any Distributable Cash
remaining, the Company shall distribute such amount to each Member in proportion to such Members' Percentage Interests.

         Section 5.8. RETURN OF CONTRIBUTION. Except as required by the LLCL, no Member shall be personally liable for the return of any capital contribution, or any portion thereof, or the return of any additions to the Capital Accounts of the other Members, or any portion thereof, it being agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.

         Section 5.9.  BUDGET; BUSINESS PLAN.

               (a) Budget. The Budget for the balance of 1998 and for the Fiscal Year ending December 31, 1999 is annexed hereto as Schedule 5.9(a) and is hereby adopted and approved by the Members. No later than September 1st of each Fiscal Year, the Chief Executive Officer shall furnish to the Board a Budget for the such Fiscal Year and each calendar month thereof which shall be prepared in a manner substantially similar to and contain the same level of detail as that set forth in the Budget for the Fiscal Year ending December 31, 1999. Such Budget shall be subject to the review and approval of the Board. If the Board approves any Budget item, the Company may make the capital and other expenditures set forth in the Budget with respect to such item, provided it has the necessary funds or can borrow such funds (x) under the Credit Agreement or
(y) if authorized by the Board in accordance with this Agreement, from third party lenders.

               (b) Business Plan. The initial Business Plan is annexed hereto as
Schedule 5.9(b). No later than June 1st of each Fiscal Year, the Chief Executive Officer shall prepare and furnish to the Board, for its review and approval, a Business Plan which shall be prepared in a manner substantially similar to and contain the same level of detail as that set forth in the initial Business Plan.

               (c) Other Reports. The Chief Executive Officer shall also furnish to the Board such other reports and budgets as the Board may request from time to time.

         Section 5.10. LOANS FROM AFFILIATES; CONTRACTS WITH AFFILIATES. Subject to Section 3.11(b) hereof, any Member, or any Affiliate of the Company or of any Member, may (but shall not be required to) lend funds to the Company or enter into an agreement with the Company to provide services or supplies to the Company in the ordinary course of business in connection with the operation of the business of the Company, including, without limitation, pursuant to the Credit Agreement, the Supply Agreement and the Transition Services Agreement. Any such Member, or Affiliate of the Company or of any Member, who loans funds to the Company shall be treated, in respect of such loan(s), as a creditor of the Company. Such loans shall be repaid as and when the Company has funds available therefor, and such loans and interest thereon (at rates to be agreed upon by the lending Member and the Company) shall constitute obligations of the Company.

                                   ARTICLE VI.

                             ACCOUNTING; TAX MATTERS

         Section 6.1. BOOKS; FISCAL YEAR. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept in accordance with GAAP. The Company's accounting period and fiscal year for tax and accounting purposes shall be the Fiscal Year.

         Section 6.2. REPORTS. The Company shall close the books of account after the close of each Fiscal Year quarter. The Company shall prepare and distribute to each Member a quarterly statement of such Member's distributive share of income and expense for income tax reporting purposes, as well as a report on sales, income, expenses and other reports as are normally prepared for SKW and in sufficient detail to permit NeXstar to report its share of income, expense and such other GAAP items as NXSUB may request, in order for NeXstar to promptly file any reports required by applicable law including the filing of Forms 10-K and 10-Q under the Securities Exchange Act of 1934, as amended. Such information shall be made available to each Member no later than 10 days after the end of each fiscal quarter in respect of such fiscal quarter and no later than February 10 of each fiscal year in respect of the prior fiscal year. After the end of each fiscal year, the Company shall send to each Member a report indicating such information with respect to the Member as is necessary for purposes of reporting such amounts for federal, state and local income tax purposes. Such information shall be furnished not later than 45 days after the close of the Fiscal Year.

         Section 6.3. COMPANY INFORMATION. Upon reasonable request, the Company shall supply to any Member information regarding the Company or its activities. For any purpose reasonably related to its Membership Interest, each Member and his representatives shall have free access during normal business hours to discuss the operations and business of the Company with employees or agents, of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at their own expense; provided, however, that each Member shall preserve the confidentiality of such information.

         Section 6.4. RECORDS. The Company shall keep or cause to be kept appropriate books and records in accordance with the LLCL with respect to the Company's business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:

                  (a) a current list of the full name and the last known street address of each Manager and Member;

                  (b) a copy of the Certificate of Formation and this Agreement and all amendments thereto;

                  (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent Fiscal Years;

                  (d) copies of any financial statements, if any, of the Company for the three most recent Fiscal Years; and

                  (e) such other documents with respect to the Company's business as may reasonably be required from time to time by Board resolution or by any Member.

         Section 6.5. TAX CHARACTERIZATION. It is intended that the Company be characterized and treated as a partnership for, and solely for, U.S. federal, state and local income tax purposes. For such purpose, (i) the Company shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, and (ii) all references to a "Partner," to "Partners" and to the "Partnership" in the provisions of the Code and Treasury Regulations cited in this Agreement shall be deemed to refer to a Member, Members and the Company, respectively.

         Section 6.6. TAX RETURNS. The Members shall provide each other with copies of all correspondence or summaries of other communication with the U.S. Internal Revenue Service or U.S. Department of the Treasury regarding any aspect of items of Company income, gain, loss or deduction and no Member shall enter into settlement negotiations with the Internal Revenue Service or Department of the Treasury with respect to the federal income tax treatment of any Company item of income, gain, loss or deduction without first giving reasonable advance notice of such intended action to the other Members.

         Section 6.7. TAX MATTERS PARTNER. Pursuant to Code Section 6231(a)(7)(A), SKW is hereby designated as the "Tax Matters Partner" of the Company for all purposes of the Code and any corresponding state or local statute. Each Member consents to such designation and agrees to take such further action as may be required, by regulation or otherwise, or as may be requested by either Member, to effectuate such designation. The Tax Matters Partner shall cooperate with the other Member and shall promptly provide the other Member with copies of notices or other materials from, and inform the other Member of discussions engaged in with, the Internal Revenue Service and shall provide the other Member with notice of all scheduled administrative proceedings, including meetings with Internal Revenue Service agents, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Tax Matters Partner will schedule such proceedings only after consulting the other Member with a view to accommodating the reasonable convenience of both the Tax Matters Partner and the other Member. The Tax Matters Partner shall not agree to extend the period of limitations for assessments; file a petition or complaint in any court; file a request for an administrative adjustment of partnership items after any return has been filed; or enter into any settlement agreement with the Internal Revenue Service or Department of the Treasury with respect to Company items of income, gain, loss or deduction except at the direction of the Board. The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the Board. The provisions of this Agreement regarding the Company's tax returns shall survive the termination of the Company and the transfer of either Member's interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal income taxation of the Company and items of Company income, gain, loss and deduction.

         Section 6.8. TAX ELECTIONS. The Board shall determine in accordance with Section 3.11(b) whether to make any available tax election.

                                  ARTICLE VII.

                                    TRANSFERS

         Section 7.1. PROHIBITED TRANSFERS. Except as expressly permitted in this Agreement, no Member shall, directly or indirectly, Transfer any of the right, title or interest in its Membership Interest. Any Transfer in violation of this Agreement shall be void and of no force and effect.

         Section 7.2. TRANSFERS TO AFFILIATES. Notwithstanding anything in this Agreement to the contrary, each Member may Transfer all (but not less than all) of the Membership Interests owned by it and its rights under this Agreement under any of the following circumstances:

               (a) Each of SKW and NXSUB may Transfer all (but not less than all) of the Membership Interests owned by it together with its rights under this Agreement to any transferee which is an Affiliate of the transferring Member;

               (b) Each of SKW and NXSUB (or any permitted transferee under clause (a) above) may Transfer all (but not less than all) of the Membership Interests owned by it together with its rights under this Agreement if such Transfer is part of the Transfer of all (or substantially all) of the business of NeXstar or the ultimate parent of SKW or NXSUB or in the event of the merger or consolidation of any such Person with or into another Person. For purposes of this Section 7.2, a Transfer of SKW or NXSUB to an Affiliate or a merger or consolidation of such Member with one of its Affiliates shall not be deemed an indirect Transfer of a Membership Interest hereunder, but a Transfer of either such Member to one or more Persons who are not then Affiliates of such Member or a Merger or consolidation of such Member with a Person that is not then its Affiliate shall be deemed a Transfer of the underlying Membership Interest of such Member.

               (c) In the event of any such Transfer, a transferee (or subsequent transferee) shall be entitled to the rights and privileges set forth in this Agreement and shall be bound and obligated by the provisions of this Agreement. As a condition to such Transfer permitted pursuant to this Section 7.2, each transferee shall, prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement and no such transferee shall be permitted to make any Transfer which the original transferor was not permitted to make. In connection with any Transfer pursuant to this Section 7.2, the transferee shall execute and deliver to the non-transferring Member and the Company such documents as may reasonably be requested by the non-transferring Member or the Company to evidence the same.

         Section 7.3. TRANSFER OF NXSUB MEMBERSHIP INTEREST.

               (a) Except with respect to Transfers permitted pursuant to
Section 7.2 or Article VIII hereof, if on or after the fifth anniversary after the date hereof, NXSUB wishes to sell its Membership Interest, it shall give SKW notice (the "Transfer Notice"). Upon receipt of the Transfer Notice, SKW shall have the option to purchase all (but not less than all) of NXSUB's Membership Interest for a cash purchase price (the "Call Purchase Price") equal to the fair market value thereof as determined in accordance with the procedures set forth in Section 7.3(b) below (the "Market Value").

               (b) Within 15 days following SKW's receipt of the Transfer Notice, each Member shall promptly appoint as an appraiser a nationally recognized investment banking firm. Each appraiser shall, within thirty (30) days of appointment, separately investigate the value of the NXSUB Membership Interest as of the proposed sale date and shall submit a notice of an appraisal of that value to each party. If the appraised values of such Membership Interest (the "Earlier Appraisals") vary by less than ten percent (10%), the average of the two appraisals on a per Membership Interest basis shall be controlling as the Market Value. If the appraised values vary by more than ten percent (10%), the appraisers, within ten (10) days of the submission of the last appraisal, shall appoint a third appraiser which shall be a nationally recognized investment banking firm. The third appraiser shall, within thirty (30) days of its appointment, appraise the value of the NXSUB Membership Interest as of the proposed sale date and submit notice of its appraisal to each party. The value determined by the third appraiser shall be controlling as the Market Value unless the value is greater than the two Earlier Appraisals, in which case the higher of the two Earlier Appraisals will control, and unless that value is lower than the two Earlier Appraisals, in which case the lower of the two Earlier Appraisals will control. If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit its appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. Market Value shall be determined on the basis of an assumed sale of the Company as a whole and shall not give effect to any discount for lack of liquidity, minority stake or the fact that the Company has no class of securities registered under the Securities Exchange Act of 1934. Each party shall bear the cost of its respective appointed appraiser. The cost of the third appraisal shall be shared equally among the parties.

               (c) Upon receipt of the final determination of Market Value (the "Determination Date"), SKW shall have thirty (30) days to exercise its option to purchase NXSUB's Membership Interest. If SKW does not elect to purchase NXSUB's Membership Interest or SKW makes no election at all or if the closing of the purchase and sale does not occur within 45 days of the Determination Date (other than as a result of actions taken or failed to be taken by NXSUB), NXSUB shall have the right, for one year thereafter, to sell its Membership Interest in accordance with the provisions of Section 7.4 hereof.

               (d) If SKW exercises its option to purchase the NXSUB Membership Interest pursuant to Section 7.3(a), it shall do so by written notice to NXSUB which notice shall constitute a binding irrevocable agreement to purchase all of the NXSUB Membership Interest and the closing of the purchase shall take place at the office of the Company or such other location and time as shall be mutually agreeable on or within 45 days of the Determination Date. At the closing, SKW shall pay NXSUB the Call Purchase Price in cash by wire transfer in immediately available funds and NXSUB shall deliver to the purchaser the certificates evidencing the Membership Interest to be conveyed, duly endorsed and in negotiable form as well as the following:

                           (i) A duly executed "Deed of Transfer of Interests"
in the Company conveying to the purchaser the Membership Interests being purchased by the transferee, free and clear of all Encumbrances; and

                           (ii) A statement from NXSUB that, except as set forth
therein, NXSUB has no claim against the Company for unpaid dividends, compensation, bonuses, profit-sharing or rights or other claims of whatsoever kind, nature or description and that all amounts due and payable by the Company to the Offeror have been paid.


         Section 7.4. RIGHTS OF FIRST REFUSAL.

               (a) Except with respect to Transfers permitted pursuant to Sections 7.2, 7.3 or Article VIII hereof, if on or after the fifth anniversary after the date hereof, a Member desires to transfer all (but not less than all) of its Membership Interests to any other Person in a bona fide transaction solely for cash consideration, such Member (the "Offeror") shall be entitled to do so provided that (x) such Offeror first offers to sell such Membership Interests to the other Member at the same price and, subject to Section 7.4(c) below, upon the same terms and conditions as the Offeror would receive from such other Person and (y) in the case of a Transfer by NXSUB, NXSUB first complies with the provisions of Section 7.3. The Offeror shall submit to the Company and the other Member a written notice (the "Offer Notice") stating in reasonable detail such price and such terms and conditions and identifying the Person proposing to purchase the Membership Interests. The other Member shall have a period of thirty (30) days after the receipt of the Offer Notice in which to accept or reject such offer. If the other Member elects to accept such offer, which acceptance must be for all and not part of the Membership Interests offered for sale, it shall so indicate within such thirty (30) day period by notice to the Offeror. The notice required to be given by the other Member (the "Purchaser") shall specify a date for the closing of the purchase which, subject to the expiration or early termination of any waiting period required by any Governmental Body and the receipt of any required approvals of any Governmental Body, shall not be more than thirty (30) days after the date of the giving of such notice.

               (b) If the other Member does not exercise its right to purchase all the Membership Interests offered for sale pursuant to the provisions of this
Section 7.4, the Offeror of such Membership Interests shall have the right to sell, subject to the provisions of Section 7.5 hereof, all of such Membership Interests on the same terms and conditions including the per Membership Interest price as specified in the Offer Notice, free from the restrictions of Section
7.1 of this Agreement in a bona fide transaction, for a period of ninety (90) days from the date that the Offer expires hereunder, provided that any such purchaser shall prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement. At the end of such ninety (90) day period, the Offeror shall notify the Company and the other Member in writing whether its Membership Interests have been sold in a bona fide transaction during such period. To the extent not sold during such ninety (90) day period, all of such Membership Interests shall again become subject to all of the restrictions and provisions hereof.

               (c) The purchase price per share for the Membership Interests shall be the price per share offered to be paid by the prospective transferee described in the Offer Notice, which price shall be paid in cash; provided, however, that to the extent that NXSUB or any permitted transferee thereof under
Section 7.2 is the Purchaser, NXSUB or such permitted transferee shall have the right to pay the purchase price for the Membership Interests in the form of a Note payable in 2 equal annual installments of principal, bearing interest at the Prime Rate irrespective of the terms of the offer triggering the right of first refusal set forth in this Section 7.4 and secured by the Membership Interest being purchased therewith.

               (d) The closing of the purchase shall take place at the office of the Company or such other location as shall be mutually agreeable and the purchase price shall be paid at the closing by wire transfer of immediately available funds. At the closing, the Offeror shall deliver to the Purchaser the certificates evidencing the Membership Interests to be conveyed, duly endorsed and in negotiable form as well as the following:

                           (i) A duly executed "Deed of Transfer of Interests"
in the Company conveying to the Purchaser the Membership Interests being purchased by the transferee, free and clear of all Encumbrances; and

                           (ii) A statement from the Offeror that, except as set
forth therein, the Offeror has no claim against the Company for unpaid dividends, compensation, bonuses, profit-sharing or rights or other claims of whatsoever kind, nature or description and that all amounts due and payable by the Company to the Offeror have been paid.

               (e) The provisions of this Section 7.3 shall not apply to sales by a Tag-Along Investor (as defined below) pursuant to Section 7.4 hereof.

         Section 7.5. NXSUB TAG-ALONG RIGHTS. In the event that SKW intends to Transfer any of its Membership Interests (other than pursuant to Section 7.2 or to the Company) and such Transfer would be permitted under Section 7.4(b), SKW shall notify NXSUB, in writing, of such proposed Transfer and its terms and conditions. Within thirty(30) days of the date of such notice, the NXSUB shall notify the SKW if it elects to participate in such Transfer. If NXSUB fails to notify SKW within such thirty(30) day period it shall be deemed to have waived its rights hereunder. If the NXSUB so notifies SKW, it shall have the right to sell, at the same price and on the same terms and conditions as SKW, all of its Membership Interests to the third party and the sale of interests of SKW will be proportionally reduced to accommodate the sale by NXSUB. SKW shall not sell any of its Membership Interests to such third party unless such third party agrees to purchase all of NXSUB's Membership Interests.

                                  ARTICLE VIII.

                              SKW PURCHASE OPTIONS

         Section 8.1. SKW PURCHASE OPTIONS. (a) If (i) at any time after the fifth anniversary of the date hereof, the Board is unable to resolve any material matter subject to approval under Section 3.11(b), the matter shall be referred to the Chief Executive Officers of NeXstar and SKW for resolution, and if the two Chief Executive Officers are unable to resolve such matter and as a result the Company is unable to function effectively for a period of 60 days or for such lesser period as the Members may agree, (ii) there is a NXSUB Change of Control or (iii) NeXstar materially breaches the Supply Agreement, which breach is not cured within fifteen (15) days after notice thereof is given to NeXstar by the Company, SKW may deliver to NXSUB within thirty (30) days after the occurrence of any of the events specified in clauses (i) through (iii) above, an offer in writing stating that it will purchase all, but not less than all, of the Membership Interest owned by NXSUB for cash at a purchase price equal to the Market Value of NXSUB's Membership Interest determined in accordance with Section 7.3(b) above (such offer hereinafter referred to as a "Purchase Offer"); provided, however, that to the extent SKW makes a Purchase Offer pursuant to clause (a)(ii) of this Section 8.1 hereto prior to August 15, 2000 (a "Change of Control Purchase Offer"), the purchase price in respect thereof shall be as set forth on Schedule 8.1 hereto rather than the Market Value of NXSUB's Membership Interest. The Purchase Offer shall be irrevocable and constitute a binding agreement to purchase all of NXSUB's Membership Interest.

               (b) No later than the later of (x) 30 business days after the delivery of the Purchase Offer or (y) three business days after the expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of other required regulatory approvals, if any, on a date mutually acceptable to the Members (the "Offer Effective Date"), NXSUB shall sell (or cause to be sold) the Membership Interest owned by it to SKW in accordance with the terms hereof at the applicable purchase price. On the Offer Effective Date, SKW shall pay to NXSUB such purchase price by wire transfer in immediately available funds to an account designated by NXSUB in exchange for delivery of an executed assignment of the Membership Interest to SKW; provided, however, that in the case of a Change of Control Purchase Offer, the purchase price shall be payable on the dates and in the amounts specified in Schedule 8.1 hereto.

               (c) From and after the Offer Effective Date in respect of a Change of Control Purchase Offer (the "COC Closing"):

                           (i) SKW shall deliver an audited financial statement
to NXSUB within sixty (60) days after the end of each calendar year (up to and including the calendar year ending December 31, 2003), prepared in accordance with GAAP applied on a consistent basis, together with a certificate of its Chief Financial Officer setting forth the calculation of EBITDA (as defined in the Purchase Agreement) as derived from such financial statement and calculated in accordance with the Purchase Agreement and the initial Business Plan for the Company attached as Schedule 5.9(b) to this Agreement.

                           (ii) NXSUB shall have the right, annually, to have
independent certified public accountants of its choosing audit the books and records of the Company to determine the extent to which the financial statements, the calculations of EBITDA and the payments required by Schedule 8.1 are consistent with the provisions of this Agreement. SKW shall cause the Company to cooperate fully with NXSUB and its auditors in connection with any such audit and shall grant NXSUB full access to the books and records of the Company including the workpapers of the Company's auditors used in preparing the financial statements delivered pursuant to clause (c)(i) above. Unless NXSUB shall notify SKW within sixty (60) days of the receipt of financial statements referred to in clause (c)(i) above that it disagrees with the calculation of EBITDA, NXSUB shall be deemed to have accepted and agreed to the calculation of EBITDA. If NXSUB so notifies SKW of any objections to the calculation of EBITDA, the parties shall, within 20 days (or such longer period as the parties may mutually agree) following such notice (the "Resolution Period"), attempt to resolve their differences arising from such objections and any resolution by them as to any disputed amounts or methods, principles, practices or policies employed in the preparation thereof shall be final, binding and conclusive. Any amounts or methods, principles, practices or policies employed in the calculation of EBITDA remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to such firm of United States independent certified public accountants as NXSUB and SKW may agree, such firm to be a firm of nationally recognized public accountants. If they cannot so agree within five (5) days after the end of the Resolution Period, they shall each select one such firm within ten (10) days after the end of the Resolution Period and the two (2) firms so chosen shall select a third firm of United States independent certified public accountants, such firm to be a firm of nationally recognized public accountants to which such dispute shall be submitted (the firm ultimately selected pursuant to this Section being the "Neutral Auditors"). All Unresolved Changes shall be submitted to the Neutral Auditors no later than ten (10) days after the same is designated. Each Party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by SKW and NXSUB in proportion to the allocation of the dollar amount of the Unresolved Changes between SKW and NXSUB made by the Neutral Auditors such that the prevailing party pays a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine only the Unresolved Changes. The Neutral Auditors' determination of the Unresolved Changes shall be made within forty-five (45) days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to SKW and NXSUB and shall be final, binding and conclusive. The purchase price payments required to be made by SKW pursuant to Schedule 8.1 shall be adjusted to reflect any adjustments required to be made to EBITDA pursuant to this Section and shall be paid by wire transfer of immediately available funds to the account specified by the party to which such payment is owed and such payment shall be made within five (5) business days after the date such adjustment is determined pursuant to this Section.

               (d) From and after a COC Closing and prior to the completion of the Fiscal Year ended December 31, 2003, the Company shall not take any of the following actions without the prior written consent of NXSUB unless prior to taking any such action SKW shall have paid (x) to NXSUB all of the then remaining payments contemplated by Schedule 8.1 hereto and (y) to NeXstar all of the then remaining payments of purchase price under the Purchase Agreement as set forth in Section 2.2 and Schedule 2.2 thereto, which, in each case, shall become immediately due and payable upon the taking of any such action without regard to whether or not the EBITDA targets set forth in Schedule 8.1 hereto or in the Purchase Agreement shall have been reached:

                           (i) The termination by the Company of the Supply
Agreement in violation of the terms thereof;

                           (ii) Entering into any line of business other than
the Business;

                           (iii) The acquisition by the Company of any interest
in another entity (other than short-term money market investments);

                           (iv) The extension of any guarantee by the Company of
the obligations of any Person or otherwise becoming contingently liable for the obligations of any Person;

                           (v) The merger, consolidation or business combination
of the Company with any other Person, or the sale of a material amount of the assets or business of the Company and its subsidiaries to any Person, or any transaction having the same effect;

                           (vi) The occurrence of a sale, transfer or
disposition of SKW or the Membership Interests held thereby to any Person other than an Affiliate;

                           (vii) Other than the transactions contemplated by the
Purchase Agreement, the Company's entering into any transaction or series of transactions with any Affiliate of SKW other than on arms' length terms; or

                           (viii) A change in the fiscal year of the Company.

               To the extent that following the COC Closing, (1) the Company is liquidated or dissolved or files a petition under Chapter 11 of the Bankruptcy Code or comparable state or foreign bankruptcy or insolvency laws or takes similar action resulting in an event of bankruptcy with respect to the Company and (2) SKW or an Affiliate thereof succeeds to the business of the Company within two years after any such event, SKW shall in good faith make provision for the payment of any then unpaid payments contemplated by Schedule 8.1 hereto or Section 2.2 of the Purchase Agreement, including cooperating in good faith with NXSUB and NeXstar to determine an appropriate basis upon which any such payments should be made, it being the intention of the parties to approximate as closely as possible the amounts, conditions and timing of the payments set forth in Schedule 8.1 hereto and Section 2.2 of the Purchase Agreement. SKW shall not take any action designed to avoid the payment of the amounts set forth on
Schedule 8.1 hereto or in Section 2.2 of the Purchase Agreement.

         Section 8.2. CLOSING DELIVERIES. The transferor of the Membership Interests at a closing under this Article VIII shall deliver to the transferee of such interests in the Company the following:

                           (i) A duly executed "Deed of Transfer of Membership
Interests" in the Company conveying to the transferee the Membership Interests being purchased by the transferee, free and clear of any Encumbrances.

                           (ii) A statement from the transferor that, except as
set forth therein, the transferor has no claim as against the Company for unpaid dividends, compensation, bonuses, profit-sharing or rights or other claims of whatsoever kind, nature or description and that all amounts due and payable by the Company to the transferor have been paid.

                                   ARTICLE IX.

                       LIMITED LIABILITY; INDEMNIFICATION

         Section 9.1. LIMITED LIABILITY. Except as otherwise provided under the LLCL, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither any Member nor Manager shall be obligated or liable for any such debt, obligation or liability of the Company. Except as otherwise provided by the laws of the State of Delaware, the debts, obligations and liabilities of any Member, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Member and neither any Member, Manager nor the Company shall be obligated or liable for any such debt, obligation or liability of such Member.

         Section 9.2. INDEMNIFICATION.

               (a) The Company shall indemnify any Member, Manager or other person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, Manager, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

               (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member, Manager, employee or agent to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this Section 9.2.

               (c) The Company may maintain insurance on behalf of any person who is or was a Member, Manager, employee or agent, or is or was serving at the request of the Company as a Manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under this Section 9.2.

               (d) The indemnification and advancement of expenses provided by, or granted pursuant to this Section 9.2 shall continue as to a person who has ceased to be a Member, Manager, employee or agent and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such person.

               (e) The indemnification provided by this Section 9.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise.

               (f) Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified persons are entitled to indemnification), and the Members shall not, in such capacity, be subject to personal liability by reason of these indemnification provisions.

               (g) No Person shall be denied indemnification in whole or in part under this Section 9.2 because the such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                                   ARTICLE X.

                            DISSOLUTION; LIQUIDATION

         Section 10.1. DISSOLUTION. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a "Dissolution Event"):

               (a) The expiration of the term set forth in Section 2.5 hereof unless the Company is continued with the consent of all Members;

               (b) The written consent of all Members;

               (c) The entry of a decree of judicial dissolution with respect to the Company;

               (d) Any event which makes it unlawful for the business of the Company to be carried on by the Members;

               (e) Any other event not inconsistent with any provision hereof causing a dissolution of a limited liability company under the LLCL; or

               (f) The Bankruptcy of any Member; provided, however, that upon any such event, the Company shall be deemed dissolved, but such dissolution shall not cause the termination of the Company, it being understood and agreed that, upon any such dissolution, the remaining Member may elect to continue to carry on the Company business pursuant to, and subject to, all of the terms and provisions of this Agreement.

         Section 10.2. WITHDRAWAL OF MEMBERS. No Member shall have the right to voluntarily withdraw as a Member of the Company other than following the sale of such Member's entire Membership Interest under Article VII or VIII. Prior to the fifth anniversary of the date hereof, no Member shall seek a decree of judicial dissolution with respect to the Company.

         Section 10.3. DISTRIBUTION UPON DISSOLUTION. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been issued by the Secretary of State of Delaware. Upon the winding up of the Company, the Board, or any other person designated by the Board (the "Liquidation Agent"), shall take full account of the assets and liabilities of the Company and shall, unless the Members agree otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

               (a) First, to the payment of debts and liabilities of the Company (including, but not limited to, payment of all indebtedness to Members and/or their Affiliates) and the expenses of liquidation;

               (b) Second, to the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company ("Contingencies"). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 10.3; and

               (c) Third, to the Members in accordance with their positive Capital Account balances after allocating and crediting to the Capital Accounts any unrealized gain or loss to the Members with respect to any in-kind distributions as if such gain or loss had been recognized and allocated pursuant to Section 5.5 hereof.

         Section 10.4. TIME FOR LIQUIDATION. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

         Section 10.5. WINDING UP AND FILING ARTICLES OF CANCELLATION. Upon the commencement of the winding up of the Company, articles of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The articles of cancellation shall set forth the information required by the LLCL. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all the remaining assets of the Company has been distributed to the Members.

                                   ARTICLE XI.

                       MEMBERSHIP INTERESTS; CERTIFICATES

         Section 11.1. CERTIFICATES. A Membership Interest of the Company shall be represented by a certificate or certificates, setting forth upon the face thereof that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to which it is issued and the initial Percentage Interest which such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the Chief Executive Officer and may be sealed with the Company's seal or a facsimile thereof. Upon any Transfer permitted under this Agreement, NXSUB and SKW shall surrender to the Company and the Company shall issue to NXSUB and SKW certificates representing the Membership Interests taking into account such Transfer. All certificates representing Membership Interests (unless registered under the Securities Act of 1933, as amended (the "Securities Act")), shall bear the following legend:

         THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND
         (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

         Section 11.2. LOST OR DESTROYED CERTIFICATES. The Company may issue a new certificate for Membership Interests in place of any certificate or certificates therefore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed.

         Section 11.3. TRANSFER OF MEMBERSHIP INTERESTS. Except for Transfers duly made in accordance with Article VII or VIII, no Transfer of Membership Interests shall be valid as against the Company except upon surrender to and cancellation of the certificate therefor, accompanied by an assignment or transfer by the Member, subject to any restrictions on Transfer contained in this Agreement.

         Section 11.4. REGULATIONS. The Board may make such additional rules and regulations, not inconsistent with this Agreement, as it may deem expedient with respect to the issue, transfer and recordation of certificates for the Membership Interests.

         Section 11.5. REGISTERED MEMBERS. The Company shall be entitled to recognize the exclusive right of a person registered on its records as the owner of the Membership Interests to receive distributions and to vote as owner of Membership Interests and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest(s) on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the LLCL.

                                  ARTICLE XII.

                                  MISCELLANEOUS

         Section 12.1. SEVERABILITY. The terms, conditions, and provisions of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms, conditions or provisions shall not render void or unenforceable any of the other terms, conditions or provisions hereof and such void or unenforceable term shall be replaced with a valid and enforceable term which would to the greatest degree possible reflect the original economic intentions of the parties hereunder.

         Section 12.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be given and delivered by messenger, transmitted by telecopy or telegram (in either case followed by first class mail sent the same day), or mailed by certified mail, postage prepaid, return receipt requested, to the parties at the following addresses (or such other address as shall be specified by such party by like notice), and shall be deemed given on the date on which so delivered by messenger, on the next business day following the date on which so transmitted by telecopy or telegram or on the third business day following the date on which mailed by certified mail:

               If to the Company, to:

               Proligo L.L.C.
               2830 Wilderness Place
               Boulder, CO 80301
               Attn.: Chief Executive Officer
               Fax: (303) 448-1420

               If to NXSUB or NXSUB representatives on the Board, to:

               NeXstar Pharmaceuticals, Inc.
               2860 Wilderness Place
               Boulder, CO 80301
               Attn.: General Counsel
               Fax: (303) 546-7831

               with a copy to:

               Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, New York 10019
               Attn.: Peter H. Jakes, Esq.
               Fax:  (212) 728-8111

               If to SKW, to:

               SKW Americas, Inc.
               23700 Chagrin Boulevard
               Cleveland, OH 44122-5554
               Attn: President
               Fax: (216) 831-4802

               with a copy to:

               Walter, Conston, Alexander & Green, P.C.
               90 Park Avenue
               New York, New York 10016
               Attn.: Aydin S. Caginalp, Esq.
               Fax: (212) 210-9444



         Section 12.3. CAPTIONS. The captions at the heading of each article or section of this Agreement are for convenience of reference only, and are not to be deemed a part of the Agreement itself.

         Section 12.4. ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the other agreements and documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

         Section 12.5. COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement.

         Section 12.6. AMENDMENTS; WAIVER. Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every Member. No consent to, or waiver, discharge or release (each, a "Waiver") of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

         Section 12.7. FURTHER ASSURANCES. Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         Section 12.8. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its rules on conflicts of laws.

         Section 12.9. THIRD PARTY BENEFICIARY. Nothing set forth in the Agreement shall be construed to confer any benefit to any third party who is not a party to this Agreement.

         Section 12.10. ASSIGNMENT. This Agreement is personal to the parties hereto and neither party may (except as set forth in Article VII) assign or Transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other person or legal entity without the prior written consent of the other parties hereto.

         Section 12.11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto; provided, that no party hereto may Transfer (or cause or permit to be created or existing any lien on) or assign his Membership Interest (or any portion thereof or any beneficial interest therein) or this Agreement or his rights, interests or obligations hereunder except in accordance with the terms of this Agreement.

         Section 12.12. RELATIONSHIP. This Agreement does not constitute any Member, Manager, or any employee or agent of the Company as the agent or legal manager of any Member for any purpose whatsoever and no Member, Manager, or any employee or agent of the Company is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Member or to bind any Member in any manner or thing whatsoever.

         Section 12.13. CONSENT TO JURISDICTION. The exclusive jurisdiction and venue for any disputes arising out of or in connection with this Agreement will be any state or federal court located in New York County, New York, and each party hereby consents to personal jurisdiction in such court and consents to service of process by means of certified or registered mail, return receipt requested.

         Section 12.14. EQUITABLE REMEDIES. Each party acknowledges that no adequate remedy of law would be available for a breach of Sections 3.11 and 4.6 and Articles VII and VIII of this Agreement, and that a breach of any of such Sections of this Agreement by one party would irreparably injure the other and accordingly agrees that in the event of a breach of any of such Sections of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 12.14 is intended to exclude the possibility of equitable remedies with respect to breaches of other sections of this Agreement.

         Section 12.15. FEES AND EXPENSES. Except as specifically set forth herein, each party shall be responsible for any legal and other fees and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                               MEMBERS:

                               SKW AMERICAS, INC.



                              By: /s/ W.F. Sullivan
                                  Name: W.F. Sullivan
                                  Title: Vice President, Finance



                              NEXSTAR PHARMACEUTICALS
                              INTERNATIONAL, INC.



                              By: /s/ Patrick Mahaffy
                                  Name:  Patrick Mahaffy
                                  Title:



                              WITHDRAWING MEMBER:

                              NEXSTAR PHARMACEUTICALS, INC.



                              By: /s/ Patrick Mahaffy
                                  Name:  Patrick Mahaffy
                                  Title: President

                                                                      SCHEDULE I
                                                                      ----------



1.  Members                                          Percentage Interest
    -------                                          -------------------

NeXstar Pharmaceuticals International, Inc.                    49%
("NXSUB")

SKW Americas, Inc. ("SKW")                                     51%




2.  Initial Capital Contributions
    -----------------------------

                     NXSUB                                            SKW
                     -----                                            ---

(i)    $4.9 million in cash                        (i)    $5.1 million in cash

(ii)   49% of the assets heretofore                (ii)   51% of the fair market value of the
       contributed to the Company by NeXstar              Proligo Assets.
       pursuant to the Purchase Agreement (the
       "Proligo Assets").

(iii)   To the extent that the acquisition of    (iii)   To the extent the acquisition
        PerSeptive BioSystems by SKW or an               PerSeptive BioSystems by SKW or an
        Affiliate thereof is consummated, 49%            Affiliate thereof is consummated, 51%
        of the ownership interests in Proligo            of the ownership interests in Proligo
        Holdings L.L.C. which the parties                Holdings L.L.C. which the parties
        agree have a fair market value as                agree have a fair market value as
        determined below.                                determined below.

As soon as practicable, but in no event later than August 31, 1998, the parties shall in good faith mutually determine the fair market value of the Proligo Assets and the ownership interests in Proligo Holdings L.L.C. and shall provide a supplemental Schedule setting forth such fair market values which shall be deemed a part of this Schedule as of the closing.